Exhibit 10.13

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Amendment") is made as of the 19th day of August, 2020 by and between 750 UNIVERSITY, LLC, a California limited liability company ("Landlord") and ATOMERA INCORPORATED, a Delaware corporation ("Tenant").

R E C I T A L S

A.             Tenant currently leases from Landlord approximately three thousand three hundred ninety-six (3,396) rentable square feet of space located at 750 University Avenue, Suite 280, Los Gatos, California (the "Current Premises") pursuant to that certain Lease dated January 19, 2017, as amended by that certain First Amendment to Lease dated December 19, 2017 (the "Lease"). The Current Premises are shown on Exhibit A attached hereto.

B.             Tenant desires to lease additional space from Landlord located at 750 University Avenue, Suite 270, Los Gatos, California (the "Expansion Space"), consisting of approximately seven hundred five (705) square feet of space. The Expansion Space is shown on Exhibit A attached hereto.

C.             The Lease provides for a termination date of January 31, 2021. Tenant desires to extend the term of the Lease on the terms and conditions set forth below.

D.       Landlord is willing to expand the Premises to include the Expansion Space to Tenant and to extend the term of the Lease in consideration of Tenant's agreement to the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby amend the Lease and mutually promise, covenant and agree as follows:

1.             Term. The term of the Lease is hereby extended for five (5) years from and after February 1, 2021, so that the term of the Lease shall extend to and include January 31, 2026. The period commencing on February 1, 2021 and ending on January 31, 2026 is referred to herein as the "Second Extended Term".

2.             Premises. The definition of "Premises" is modified as follows:

From and after the Expansion Date (as defined in paragraph 5 below), the Expansion Space shall be added to the Current Premises and, thereafter, the total area leased shall be increased to four thousand one hundred and one (4,101) square feet and the term "Premises" as used in this Lease shall refer to the Current Premises and the Expansion Space together.

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3.             Basic Rent. During the Second Extended Term the basic rent as provided in paragraphs 4(a) and 5(a) of the Lease shall be as follows:

Expansion Date through January 31, 2021	$13,650.24 per month
(The above amount includes basic rent and Tenant's estimated Share of Direct Expense Increases, which shall be deemed fixed for this period and, notwithstanding any provision to the contrary in the Lease, as amended hereby, shall not be reconciled and adjusted to actual direct expenses for this period.)

February 1, 2021 through May 31, 2021	$ -0- per month

June 1, 2021 through January 31, 2022	$16,198.95 per month

February 1, 2022 through January 31, 2023	$16,684.91 per month

February 1, 2023 through January 31, 2024	$17,185.46 per month

February 1, 2024 through January 31, 2025	$17,701.03 per month

February 1, 2025 through January 31, 2026	$18,232.06 per month

4.             Direct Expense Increases. Commencing on February 1, 2021, Tenant's Percentage Share of Direct Expense Increases as set forth in paragraph 5 of the Lease shall be increased to 6.603% and shall be reconciled and adjusted thereafter in accordance with paragraph 5 of the Lease. During the Second Extended Term, Tenant shall continue to pay to Landlord as provided in paragraph 5 of the Lease, except that the Base Year for purposes of determining the Direct Expense Increases shall be 2021.

5.             Tenant Improvements. Landlord will perform a remodel within the Premises prior to February 1, 2021. The remodel shall consist of the tenant improvements ("Tenant Remodel Work") specified in the plans and specifications attached hereto as Exhibit A. Tenant shall cooperate with Landlord and Landlord's contractor, as reasonably required to allow for construction of the Tenant Remodel Work while Tenant is in occupancy of the Premises and Tenant shall accommodate the construction by working remotely during the construction period, as reasonably necessary, to minimize disruption of Landlord's contractor during such construction. Landlord and Tenant shall meet with Landlord's contractor to agree on an estimated schedule for construction for the Tenant Remodel Work prior to commencement of construction. Tenant shall continue to pay rent to Landlord during the construction period in accordance with the Lease without reduction or offset.

Upon substantial completion of the Tenant Remodel Work, Landlord shall tender possession of the Expansion Space to Tenant and the date of such tender shall be the "Expansion Date" for purposes of this Amendment.

6.             Parking. Paragraph 15 of the Lease is modified as follows:

Commencing on the Expansion Date, the number of non-exclusive parking spaces which Tenant shall be entitled to use shall be increased to fifteen (15) spaces.

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7.             Furniture. Tenant may continue to use the existing furniture as provided in paragraph 56 of the original Lease during the Second Extended Term at no charge, provided that Tenant may replace or dispose of any or all of such furniture as Tenant may decide from time to time at Tenant's sole cost and expense. Notwithstanding the preceding sentence, Landlord, at Landlord's expense, shall remove any or all of the existing furniture designated by Tenant for removal during construction of Tenant's Remodel Work.

8.             Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker other than McCandless Management Corporation (Landlord’s broker) and agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all claims from any other broker claiming to have represented Tenant in connection with this Amendment.

9.              Authority. Each individual executing this Amendment on behalf of a corporation represents and warrants that he/she is duly authorized to execute and deliver this Amendment on behalf of the corporation and that this Amendment is binding upon said corporation in accordance with its terms.

10.           Restatement of Other Lease Terms. Except as specifically modified herein, all terms, covenants and conditions of the Lease shall remain in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the date first written above.

Landlord:

750 UNIVERSITY, LLC,

a California limited liability company

By:          McCandless Management corporation,

a California corporation, its

Authorized Agent

By:  /s/ Steven E. Sund

Name:  Steven E Sund

Title:  President

Date:  August 20, 2020

Tenant:

ATOMERA INCORPORATED,

a Delaware corporation

By:   /s/ Scott A. Bibaud

Name:  Scott A. Bibaud

Title:  President and Chief Executive Officer

Date:  August 19, 2020

By:  /s/ Francis B. Laurencio

Name:  Francis B. Laurencio

Title:  Chief Financial Officer

Date:  August 19, 2020

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